Exhibit 99.1

Willdan Group Reports

Fourth Quarter and Fiscal Year 2018 Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. – March 7, 2019 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its fourth quarter and fiscal year ended December 28, 2018 and provided its financial targets for fiscal 2019.

Fiscal Year 2018 Highlights

•	Consolidated Contract Revenue of $272.3 million
•	Net Revenue of $139.6 million, an increase of 14.9% over prior year
•	Net Income of $10.0 million
•	Diluted earnings per share of $1.03, including Lime transaction costs and new shares issued
•	Adjusted diluted earnings per share of $2.07, above 2018 guidance of $1.98 to $2.03

Fourth Quarter 2018 Highlights

•	Consolidated Contract Revenue of $86.4 million
•	Net Revenue of $40.2 million
•	Net Income of $1.2 million
•	Diluted earnings per share of $0.11, including Lime transaction costs and new shares issued
•	Adjusted diluted earnings per share of $0.61
•	Adjusted EBITDA of $6.6 million, an increase of 23.2%

For the fourth quarter of 2018, Willdan reported consolidated contract revenue of $86.4 million and net income of $1.2 million, or $0.11 per diluted share.  This compares with consolidated contract revenue of $64.2 million and net income of $3.3 million, or $0.36 per diluted share, for the fourth quarter of 2017.  Fourth quarter 2018 results include $0.9 million of transaction costs associated with the acquisition of Lime Energy, Inc. (“Lime Energy”) and approximately 2 million new shares issued to help fund the transaction. For the fourth quarter of 2018, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $40.2 million, up 29.2% compared to the same period in fiscal year 2017.

“We completed fiscal 2018 with a strong quarter that included the completion of our acquisition of Lime Energy,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.  “With our expanded scale, geographic presence and client base, we enter 2019 well positioned to capitalize on large markets such as California, New York and New Jersey. Lime Energy has performed well, is collaborating effectively, and we expect continued growth from them in 2019. Our pending acquisition of The Weidt Group also positions us to grow our presence in key Midwestern states. The Weidt Group is looking forward to cross selling their new construction energy efficiency and software to Willdan’s existing 70 plus Investor Owned Utility (“IOU”) client base. As the transportation fleet electrifies and green house gas becomes more important, all users of energy will be seeking smarter solutions. Willdan is building a company to provide these solutions.”

Fourth Quarter 2018 Financial Highlights

Consolidated contract revenue for the fourth quarter of 2018 was $86.4 million, an increase of 34.7% from $64.2 million for the fourth quarter of 2017.  Contract revenue for the Energy segment was $67.7 million for the fourth quarter of 2018, an increase of 48.0%, which was primarily due to the contributions from Lime Energy (acquired on November 9, 2018)

and an increase in data analytics revenue, partially offset by a reduction in subcontracted pass-through revenue.  Contract revenue for the Engineering and Consulting segment was $18.7 million, an increase of 1.7% from the fourth quarter of 2017.

Net Revenue for the fourth quarter of 2018 was $40.2 million, an increase of 29.2% from $31.1 million for the fourth quarter of 2017.  The increase was primarily due to the contributions from Lime Energy, a ramp up in new programs within the Energy segment replacing high revenue and high pass-through costs projects with lower revenue and lower pass-through costs projects, and an increase in data analytics revenue.  Net Revenue in the Energy segment was $25.6 million for the fourth quarter of 2018, an increase of 43.3% over the same period last year.  Net Revenue in the Engineering and Consulting segment was $14.6 million for the fourth quarter of 2018, an increase of 10.2% over the same period last year.

Direct costs of contract revenue were $59.5 million for the fourth quarter of 2018, an increase of 34.6%, from $44.2 million for the fourth quarter of 2017.  The increase was primarily related to the growth in contract revenue resulting from the acquisitons of Lime Energy, partially offset by reduced pass-through subcontractor expenses related to certain Energy segment projects.

Total general and administrative expenses for the fourth quarter of 2018 was $25.3 million, an increase of 48.9% from $17.0 million for the fourth quarter of 2017, driven primarily by increased costs largely related to personnel added through the acquisitions of Lime Energy, and transaction costs associated with the acquisition of Lime Energy.

Interest expense was $0.6 million for the fourth quarter of 2018, compared with $23,000 for the fourth quarter of 2017. The increase in interest expense was attributable to debt utilized to finance the acquisition of Lime Energy.

The Company recorded an income tax benefit of $0.1 million in the fourth quarter of 2018, compared to a benefit of $0.3 million for the prior year period. The income tax benefit was primarily attributable to deductions for stock options and disqualifying dispositions and an additional energy efficient commercial building deduction recognized in the fourth quarter of 2018.

Net income for the fourth quarter of 2018 was $1.2 million, or $0.11 per diluted share, as compared to net income of $3.3 million, or $0.36 per diluted share, for the fourth quarter of 2017.  Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the fourth quarter of 2018 was $6.3 million, or $0.61 per diluted share, as compared to Adjusted Net Income of $4.8 million, or $0.53 per diluted share, for the fourth quarter of 2017.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $6.6 million for the fourth quarter of 2018, an increase of 23.2% from $5.3 million for the fourth quarter of 2017.

Fiscal Year 2018 Financial Highlights

Consolidated contract revenue for fiscal 2018 was $272.3 million, a decrease of 0.4% from $273.4 million for fiscal 2017.  Consolidated contract revenue for the Energy segment was $196.8 million for fiscal 2018, a decline of 1.4% from $199.6 million for fiscal 2017, which was primarily attributable to the substantial completion of certain large construction management projects with high pass-through subcontractor costs, partially offset by the contribution of Lime Energy.  Consolidated contract revenue for the Engineering and Consulting segment was $75.4 million for fiscal 2018, an increase of 2.3% from $73.7 million for fiscal 2017.

Net Revenue for fiscal 2018 was $139.6 million, an increase of 14.9% from $121.4 million for fiscal 2017.  The increase was primarily due to a ramp up in new programs within the Energy segment with lower pass-through costs replacing projects with higher pass-through costs, the contribution of Lime Energy, and an increase in revenue from data analytics. Net Revenue in the Energy segment was $82.3 million for fiscal 2018, an increase of 24.1% from $66.3 million for fiscal 2017.  Net Revenue in the Engineering and Consulting segment was $57.3 million for fiscal 2018, an increase of 3.8% from $55.2 million for fiscal 2017.

Direct costs of contract revenue were $179.3 million for fiscal 2018, a decrease of 8.8%, from $196.7 million for fiscal 2017.  The decrease was primarily due to the substantial completion of certain large construction management projects with high pass-through subcontractor costs, partially offset by direct costs associated with revenue from Lime Energy.

Total general and administrative expenses for fiscal 2018 was $80.2 million, an increase of 27.3% from $63.0 million for fiscal 2017, driven primarily by an increase in salaries and wages and employee benefits resulting from the personnel added in the Lime Energy acquisition, as well as an increase in stock-based compensation.

Interest expense was $0.7 million for fiscal 2018, compared with $0.1 million for fiscal 2017. The increase in interest expense was attributable to debt utilized to finance the acquisition of Lime Energy.

Income tax expense was $2.1 million for fiscal 2018, compared to $1.6 million for fiscal 2017.  The effective tax rate for fiscal year 2018 was 17.5%, as compared to 11.4% for fiscal year 2017.  The increase in the year-over-year effective tax rate for fiscal 2018 and the difference between the tax expense recorded and the expense that would be recorded by applying the federal statutory rate was primarily attributable to increased state taxes, decreased deductions for stock options and disqualifying dispositions and the impact of the Tax Act recognized in 2017, partially offset by energy efficient commercial building deductions recognized in 2018 and increased research and development credits.

Net income for fiscal 2018 was $10.0 million, or $1.03 per diluted share, as compared to net income of $12.1 million, or $1.32 per diluted share, for fiscal 2017.  Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) was $22.3 million, or $2.07 per diluted share, for fiscal 2018, compared with $17.5 million, or $1.84 per diluted share, for fiscal 2017.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $25.4 million for fiscal 2018, an increase of 15.6% from $22.0 million for fiscal 2017.  Adjusted EBITDA as a percentage of Net Revenue, was 18.2% for fiscal 2018, as compared with 18.1% for fiscal 2017.

Balance Sheet

Willdan reported $15.3 million in cash and cash equivalents at December 28, 2018, as compared to $14.4 million at December 29, 2017.  The increase in cash and cash equivalents was primarily due to cash proceeds from an equity offering of $56.4 million and borrowings under Willdan’s new credit facilities of $70.0 million related to the acquisition of Lime Energy, which was offset by cash paid for the acquisition of Lime Energy.

Outlook

Willdan has provided the following financial targets for fiscal 2019:

•	Net Revenue* of $180 to $200 million
•	Adjusted Diluted EPS* of $2.35 - $2.45
•	Effective tax rate of approximately 24%
•	Diluted share count of 11.7 million shares
•	Depreciation of approximately $4.5 million
•	Amortization of approximately $7.6 million
•	Stock-based compensation of approximately $11.9 million

*See “Use of Non-GAAP Financial Measures” below.

The financial targets do not include the effect of any transaction that has not been completed as of this date. Over the long-term, Willdan continues to target both organic and acquisitive Net Revenue growth of greater than 10%, resulting in total Net Revenue growth of greater than 20% per year.

Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, March 7, 2019, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-254-3590 and providing conference ID 7731627.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 7731627.  The replay will be available through March 21, 2019.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release. A reconciliation of targeted contract revenue for 2019 as reported in accordance with GAAP to targeted Net Revenues for 2019, which is a forward-looking non-GAAP financial measure, is not provided because Willdan is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the subcontractor services and other director costs that are subtracted from contract revenues in order to derive Net Revenues. Subcontractor services and direct costs typically range between 55% and 58% of Willdan’s contract revenues.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure.  Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization and transaction costs is a non-GAAP financial measure. “Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding Willdan’s targets for fiscal 2019, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from Willdan’s pending acquisition of The Weidt Group.  All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to,  Willdan’s ability to compete successfully in the highly competitive energy efficiency services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts (including with our three primary customers and the two primary customers of recently acquired Lime Energy) and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions, including its recent acquisition of Lime Energy, and execute on its growth strategy,  Willdan’s ability to make principal and interest payments as they come due and comply with applicable financial maintenance covenants, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The above is not a complete list of factors or events that could cause actual results to differ from Willdan’s expectations, and Willdan cannot predict all of them. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 28, 2018, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 28,	December 29,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$15,259,000	$14,424,000
Accounts receivable, net of allowance for doubtful accounts of $442,000 and $369,000 at December 28, 2018 and December 29, 2017, respectively	61,346,000	38,441,000
Contract assets	51,851,000	24,732,000
Other receivables	1,893,000	1,833,000
Prepaid expenses and other current assets	5,745,000	3,760,000
Total current assets	136,094,000	83,190,000
Equipment and leasehold improvements, net	7,998,000	5,306,000
Goodwill	97,748,000	38,184,000
Other intangible assets, net	44,364,000	10,666,000
Other assets	3,311,000	826,000
Deferred income taxes, net	12,321,000	—
Total assets	$301,836,000	$138,172,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,829,000	$20,826,000
Accrued liabilities	37,401,000	23,293,000
Contingent consideration payable	3,113,000	4,246,000
Contract liabilities	5,075,000	7,321,000
Current portion of notes payable	8,572,000	383,000
Current portion of capital lease obligations	320,000	289,000
Total current liabilities	91,310,000	56,358,000
Contingent consideration payable	1,616,000	5,062,000
Notes payable	63,139,000	2,500,000
Capital lease obligations, less current portion	224,000	160,000
Deferred lease obligations	724,000	614,000
Deferred income taxes, net	—	2,463,000
Other noncurrent liabilities	534,000	363,000
Total liabilities	157,547,000	67,520,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 10,968,000 and 8,799,000 shares issued and outstanding at December 28, 2018 and December 29, 2017, respectively	110,000	88,000
Additional paid-in capital	114,008,000	50,976,000
Retained earnings	30,171,000	19,588,000
Total stockholders’ equity	144,289,000	70,652,000
Total liabilities and stockholders’ equity	$301,836,000	$138,172,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2018	2017	2018	2017

Contract revenue	$86,438,000	$64,161,000	$272,252,000	$273,352,000

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	13,230,000	11,149,000	46,588,000	44,743,000
Subcontractor services and other direct costs	46,240,000	33,038,000	132,693,000	151,919,000
Total direct costs of contract revenue	59,470,000	44,187,000	179,281,000	196,662,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	13,373,000	10,442,000	45,248,000	36,534,000
Facilities and facility related	1,513,000	1,146,000	5,600,000	4,624,000
Stock-based compensation	1,831,000	782,000	6,262,000	2,774,000
Depreciation and amortization	2,768,000	1,053,000	6,060,000	3,949,000
Other	5,804,000	3,557,000	17,030,000	15,105,000
Total general and administrative expenses	25,289,000	16,980,000	80,200,000	62,986,000
Income from operations	1,679,000	2,994,000	12,771,000	13,704,000

Other income (expense):
Interest expense, net	(625,000)	(23,000)	(700,000)	(111,000)
Other, net	54,000	42,000	90,000	98,000
	(571,000)	19,000	(610,000)	(13,000)
Income before income taxes	1,108,000	3,013,000	12,161,000	13,691,000

Income tax expense	(93,000)	(277,000)	2,131,000	1,562,000
Net income	$1,201,000	$3,290,000	$10,030,000	$12,129,000

Earnings per share:
Basic	$0.11	$0.38	$1.08	$1.42
Diluted	$0.11	$0.36	$1.03	$1.32

Weighted-average shares outstanding:
Basic	10,662,000	8,689,000	9,264,000	8,541,000
Diluted	11,217,000	9,231,000	9,763,000	9,155,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Fiscal Year
	2018	2017	2016
Cash flows from operating activities:
Net income	$10,030,000	$12,129,000	$8,299,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,211,000	4,082,000	3,220,000
Deferred income taxes, net	(2,890,000)	621,000	1,225,000
(Gain) loss on sale/disposal of equipment	(12,000)	27,000	4,000
Provision for (recovery of) doubtful accounts	470,000	(189,000)	216,000
Stock-based compensation	6,262,000	2,774,000	1,239,000
Accretion and fair value adjustments of contingent consideration	(1,426,000)	1,156,000	21,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	3,177,000	(7,412,000)	1,288,000
Contract assets	(11,539,000)	(5,744,000)	(4,057,000)
Other receivables	4,081,000	(1,126,000)	82,000
Prepaid expenses and other current assets	(154,000)	(1,096,000)	(519,000)
Other assets	(778,000)	25,000	(169,000)
Accounts payable	(1,583,000)	3,186,000	206,000
Accrued liabilities	(1,945,000)	4,329,000	8,409,000
Contract liabilities	(2,272,000)	(1,593,000)	2,159,000
Deferred lease obligations	(64,000)	(100,000)	(23,000)
Net cash provided by operating activities	7,568,000	11,069,000	21,600,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,105,000)	(2,178,000)	(1,662,000)
Proceeds from sale of equipment	59,000	0	15,000
Cash paid for acquisitions, net of cash acquired	(124,344,000)	(14,603,000)	(8,857,000)
Net cash used in investing activities	(126,390,000)	(16,781,000)	(10,504,000)
Cash flows from financing activities:
Payments on contingent consideration	(4,296,000)	(1,709,000)	(1,284,000)
Payments on notes payable	(477,000)	(4,164,000)	(4,378,000)
Payments on debt issuance costs	(1,300,000)	—	—
Proceeds from notes payable	1,805,000	—	733,000
Borrowings under delayed draw term loan facility	70,000,000	1,000,000	—
Repayments under line of credit	(2,500,000)	—	—
Principal payments on capital lease obligations	(367,000)	(390,000)	(522,000)
Proceeds from stock option exercise	668,000	1,901,000	327,000
Proceeds from sales of common stock under employee stock purchase plan	1,300,000	830,000	209,000
Proceeds from equity raise	55,266,000	—	—
Unregistered sales of equity securities and use of proceeds	(442,000)	—	—
Net cash provided by (used in) financing activities	119,657,000	(2,532,000)	(4,915,000)
Net increase (decrease) in cash and cash equivalents	835,000	(8,244,000)	6,181,000
Cash and cash equivalents at beginning of period	14,424,000	22,668,000	16,487,000
Cash and cash equivalents at end of period	$15,259,000	$14,424,000	$22,668,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$494,000	$111,000	$179,000
Income taxes	3,163,000	2,750,000	1,875,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$—	$—	$4,569,000
Issuance of common stock related to business acquisitions	—	3,100,000	2,228,000
Contingent consideration related to business acquisitions	943,000	5,400,000	—
Other working capital adjustment	63,000	113,000	—
Equipment acquired under capital leases	462,000	294,000	373,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
Consolidated	2018	2017	2018	2017
Contract revenue	$86,438,000	$64,161,000	$272,252,000	$273,352,000
Subcontractor services and other direct costs	46,240,000	33,038,000	132,693,000	151,919,000
Net Revenue	$40,198,000	$31,123,000	$139,559,000	$121,433,000

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
Energy segment	2018	2017	2018	2017
Contract revenue	$67,689,000	$45,731,000	$196,832,000	$199,609,000
Subcontractor services and other direct costs	42,132,000	27,895,000	114,545,000	133,328,000
Net Revenue	$25,557,000	$17,836,000	$82,287,000	$66,281,000

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
Engineering and Consulting segment	2018	2017	2018	2017
Contract revenue	$18,749,000	$18,430,000	$75,420,000	$73,743,000
Subcontractor services and other direct costs	4,108,000	5,143,000	18,148,000	18,591,000
Net Revenue	$14,641,000	$13,287,000	$57,272,000	$55,152,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2018	2017	2018	2017
Net income	$1,201,000	$3,290,000	$10,030,000	$12,129,000
Interest expense	625,000	23,000	700,000	111,000
Income tax expense	(93,000)	(277,000)	2,131,000	1,562,000
Stock-based compensation	1,831,000	782,000	6,262,000	2,774,000
Interest accretion(1)	(712,000)	377,000	(1,425,000)	1,156,000
Depreciation and amortization	2,820,000	1,106,000	6,211,000	4,082,000
Transaction costs(2)	906,000	38,000	1,527,000	178,000
Gain on sale of equipment	—	—	(14,000)	—
Adjusted EBITDA	$6,578,000	$5,339,000	$25,422,000	$21,992,000

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contigent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2018	2017	2018	2017
Net income	$1,201,000	$3,290,000	$10,030,000	$12,129,000
Adjustment for stock-based compensation	1,831,000	782,000	6,262,000	2,774,000
Tax effect on stock-based compensation	154,000	72,000	(1,097,000)	(316,000)
Adjustment for intangible amortization	2,340,000	669,000	4,488,000	2,426,000
Tax effect on intangible amortization	196,000	62,000	(786,000)	(277,000)
Adjustment for transaction costs	906,000	38,000	1,527,000	178,000
Tax effect on transaction costs	76,000	3,000	(268,000)	(20,000)
Adjusted Net Income	6,704,000	4,916,000	20,156,000	16,894,000

Diluted weighted-average shares outstanding	11,217,000	9,231,000	9,763,000	9,155,000

Diluted earnings per share	$0.11	$0.36	$1.03	$1.32
Impact of adjustment:
Stock-based compensation per share	0.16	0.08	0.64	0.30
Tax effect on stock-based compensation per share	0.02	0.01	(0.11)	(0.03)
Intangible amortization per share	0.21	0.07	0.46	0.26
Tax effect on intangible amortization per share	0.02	0.01	(0.08)	(0.03)
Transaction costs per share	0.08	0.00	0.16	0.02
Tax effect on transaction costs per share	0.01	0.00	(0.03)	(0.00)
Adjusted Diluted EPS	$0.61	$0.53	$2.07	$1.84

Willdan Group, Inc. and Subsidiaries

Reconciliation of Diluted EPS to Adjusted Diluted EPS Target

(Non-GAAP Measure)

	2019 Target
	High	Low
Net income	$13,923,000	$12,753,000
Adjustment for stock-based compensation	11,900,000	11,900,000
Tax effect on stock-based compensation	(2,856,000)	(2,856,000)
Adjustment for intangible amortization	7,600,000	7,600,000
Tax effect on intangible amortization	(1,824,000)	(1,824,000)
Adjustment for transaction costs	—	—
Tax effect on transaction costs	—	—
Adjusted Net Income	28,743,000	27,573,000

Diluted weighted-average shares outstanding	11,700,000	11,700,000

Diluted earnings per share	$1.19	$1.09
Impact of adjustment:
Stock-based compensation per share	1.01	1.01
Tax effect on stock-based compensation per share	(0.24)	(0.24)
Intangible amortization per share	0.65	0.65
Tax effect on intangible amortization per share	(0.16)	(0.16)
Transaction costs per share	—	—
Tax effect on transaction costs per share	—	—
Adjusted Diluted EPS	$2.45	$2.35

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com